Exhibit 3.9

CERTIFICATE OF FORMATION

OF

CHEM-NUCLEAR SYSTEMS, L.L.C.

This Certificate of Formation of Chem-Nuclear Systems, L.L.C. (the “LLC”), dated December 20, 1996, is being duly executed and filed by CNS Holdings, Inc. a Delaware corporation, as an authorized person, to form a limited liability company under the Delaware Limited Liability Company Act (6 Del. Code §18-101, et seq.).

FIRST. The name of the limited liability company formed hereby is Chem-Nuclear Systems, L.L.C.

SECOND. The address of the registered office of the LLC in the State of Delaware is c/o The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801.

THIRD. The name and address of the registered agent for service of process on the LLC in the State of Delaware is The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation as of the date first above written.

CNS HOLDINGS, INC.
By:	/s/ Brian J. Clarke
Brian J. Clarke
Vice President